Exhibit 7.07

Execution Copy

LIMITED GUARANTY

Limited Guaranty, dated as of April 22, 2013 (this “Limited Guaranty”), by IDG-Accel China Capital II L.P., a limited partnership formed under the laws of the Cayman Islands (the “Guarantor”), in favor of MEMSIC, Inc., a Delaware corporation (the “Guaranteed Party”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

1. LIMITED GUARANTY. (a) To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of the date of this Limited Guaranty (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among MZ Investment Holdings Limited, a Cayman Islands company (“Parent”), MZ Investment Holdings Merger Sub Limited, a Delaware corporation (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party, with the Guaranteed Party surviving the merger as a wholly owned subsidiary of Parent, the Guarantor, intending to be legally bound, hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, as the primary obligor and not merely as surety, on the terms and subject to the conditions herein, the due and punctual payment, performance and discharge of the payment obligations of Parent to the Guaranteed Party under Sections 6.07(f), 8.06(b) and 8.06(d) of the Merger Agreement (as amended, restated, supplemented or otherwise modified from time to time) as and when due (collectively, the “Guaranteed Obligations”), provided, that in no event shall the Guarantor’s liability under this Section 1(a) for the payment of obligations of Parent under Section 8.06(b) of the Merger Agreement and the obligations of Parent to reimburse reasonable costs and expenses incurred by the Guaranteed Party under Section 6.07(f) of the Merger Agreement exceed an amount equal to US$ $3,890,000 (the “Maximum Amount”) minus any portion of the Guaranteed Obligations actually paid by Parent or Merger Sub in respect thereof in accordance with the terms hereof and under the Merger Agreement. This Limited Guaranty may be enforced for the payment of money only. All payments hereunder shall be made in United States dollars, in immediately available funds. The Guarantor shall make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind, except as expressly provided in this Limited Guaranty. The Guarantor acknowledges that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in reliance on this Limited Guaranty.

(b) If Parent fails to fully and timely discharge any of the Guaranteed Obligations when due, then all of the Guarantor’s liabilities and obligations to the Guaranteed Party hereunder in respect of the Guaranteed Obligations shall, on demand, become immediately due and payable and the Guarantor hereby agrees to promptly fully perform and discharge, or to cause to be promptly fully performed or discharged, all such Guaranteed Obligations. In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the Guaranteed Obligations, regardless of whether any action is brought against Parent or Merger Sub, or whether Parent or Merger Sub is joined in any action or actions. The Guarantor agrees to pay on demand the reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) (collectively, “Expenses”) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder; provided, that such Expenses shall be payable by the Guarantor only in the event the Guaranteed Party shall have obtained final, non-appealable judgment against the Guarantor in connection with any such action or actions against the Guarantor.

(c) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Limited Guaranty were not performed in accordance with its specific terms or were otherwise breached and further agree that the Guaranteed Party shall be entitled to an injunction, specific performance and other equitable relief against the Guarantor to prevent breaches of this Limited Guaranty and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction. The Guarantor further agrees not to oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (i) the Guaranteed Party has an adequate remedy at law or (ii) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity (collectively, the “Prohibited Defenses”).

2. NATURE OF GUARANTY. The Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, insolvency, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. Subject to the terms hereof, the Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement or any other agreement, instrument or document that may be agreed to by Parent or Merger Sub. In the event that any payment to the Guaranteed Party in respect of any Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Guaranteed Obligations as if such payment had not been made. This Limited Guaranty is an unconditional guarantee of payment and not of collectibility.

3. CHANGES IN GUARANTEED OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of performance of any of the Guaranteed Obligations, and may also make any agreement with Parent, Merger Sub or with any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent, Merger Sub or such other Person without in any way impairing or affecting the Guarantor’s obligations under this Limited Guaranty or affecting the validity or enforceability of this Limited Guaranty. The Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms of the Merger Agreement, the Financing Commitments or any other agreement evidencing, securing or otherwise executed by Parent, Merger Sub and the Guaranteed Party in connection with any of the Guaranteed Obligations; (c) subject to the last sentence of Section 5 (No Subrogation), the addition, substitution, legal or equitable discharge, or release of the Guarantor, Parent, Merger Sub or any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (e) the existence of any claim, set-off, judgment or other right which the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party or any of their respective Affiliates, whether in connection with the Guaranteed Obligations or otherwise; (f) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations; or (g) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Guarantor, Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement. To the fullest extent permitted by Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, grace, diligence, notice of the acceptance of this Limited Guaranty and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (except for notices to be provided to Parent or Merger Sub pursuant to the Merger Agreement or notices expressly provided pursuant to this Limited Guaranty), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (whether at law or equity) (other than a breach by the Guaranteed Party of this Limited Guaranty). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits after advice of counsel. The Guarantor hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute, directly or indirectly, any proceeding asserting or assert as a defense in any proceeding, (i) the Prohibited Defenses or (ii) subject to the last sentence of Section 5 (No Subrogation) hereof, that the Merger Agreement, the Financing Commitments or this Limited Guaranty is illegal, invalid or unenforceable in accordance with its terms. The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall use commercially reasonable efforts to cause all of its Affiliates not to institute any proceeding or bring any other claim (whether in tort, contract or otherwise) before any Governmental Authority arising under, or in connection with, the Merger Agreement, the Financing Commitments or the transactions contemplated thereby against the Guarantor or any Non-Recourse Party (as defined below), except for (i) claims against the Guarantor and its successors and assigns under this Limited Guaranty pursuant to the terms hereof, or claims under the Equity Commitment Letter, the Voting Agreement or the Contribution Agreement pursuant to the respective terms thereof (subject, in each case, to the limitations contained herein and therein), (ii) for the avoidance of doubt, against Parent and Merger Sub and their respective successors and assigns under the Merger Agreement, the Equity Commitment Letter, the Contribution Agreement and the Voting Agreement pursuant to the respective terms thereof, (iii) claims against any Non-Recourse Party under the Voting Agreement or the Contribution Agreement pursuant to the respective terms thereof, but solely to the extent that such Non-Recourse Party is a party to the Voting Agreement or the Contribution Agreement, and (iv) fraud or willful misrepresentation.

4. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder or under the Merger Agreement or the Financing Commitments shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other contracts shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time subject to the terms and provisions hereof. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against Parent or Merger Sub or any other Person now or hereafter liable for any Guaranteed Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against the Guarantor hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Parent or Merger Sub shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Guaranteed Party.

5. NO SUBROGATION. The Guarantor hereby absolutely, unconditionally and irrevocably waives and agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations with respect to any of the Guaranteed Obligations that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under or in respect of this Limited Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guaranteed Obligations and all Expenses shall have been paid in full. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the satisfaction in full of the Guaranteed Obligations and all such Expenses, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied against all amounts payable by the Guarantor under this Limited Guaranty. Notwithstanding anything to the contrary contained in this Limited Guaranty or otherwise (except to the extent set forth in Section 10 (Continuing Guaranty)), the Guaranteed Party hereby agrees that other than (A) any discharge or release arising from any bankruptcy, insolvency, reorganization or similar proceeding involving Guarantor, Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement and (B) any defenses expressly waived hereby: (i) to the extent Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations is relieved of any of the Guaranteed Obligations under the Merger Agreement, the Guarantor shall be similarly relieved of its corresponding payment obligations under this Limited Guaranty; and (ii) the Guarantor shall have all defenses to the payment of its obligations under this Limited Guaranty that would be available to Parent and/or Merger Sub under the terms of the Merger Agreement with respect to the Guaranteed Obligations, as well as any defenses in respect of any fraud or willful misconduct of the Guaranteed Party hereunder or any breach by the Guaranteed Party of any of the terms or provisions hereof.

6. REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:

(a) It is a legal entity duly organized and validly existing under the laws of its jurisdiction of organization and has all limited partnership or other requisite power and authority to execute, deliver and perform this Limited Guaranty;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guaranty by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Limited Guaranty by the Guarantor;

(c) this Limited Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(d) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guaranty, all funds necessary for the Guarantor to fulfill its obligations under this Limited Guaranty shall be available to the Guarantor for so long as this Limited Guaranty shall remain in effect in accordance with Section 10 (Continuing Guaranty) hereof and the Guarantor is not Insolvent, both before and after giving effect to this Limited Guaranty.

7. COVENANTS. So long as this Limited Guaranty shall be in effect, the Guarantor shall keep itself fully informed of the financial condition of Parent, Merger Sub and any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, and of all other circumstances bearing upon the risk of nonpayment of any Guaranteed Obligation or any part thereof that diligent inquiry would reveal, and the Guarantor hereby agrees that neither the Guaranteed Party nor any other Person shall have any duty to advise the Guarantor of information known to it regarding such condition or any such circumstances.

8. NO ASSIGNMENT. The provisions of this Limited Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Limited Guaranty nor any rights, interests or obligations hereunder shall be assigned by either party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that no assignment by either party shall relieve the assigning party of any of its obligations hereunder. Any purported assignment in violation of this Limited Guaranty will be null and void. If the Guarantor transfers or conveys all or a substantial portion of its properties and other assets to any person such that the sum of the Guarantor’s remaining net assets plus uncalled capital available for use hereunder is insufficient to satisfy its obligations hereunder, the Guarantor shall cause such person to assume its obligations hereunder.

9. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier.

(a)	If to the Guarantor:

IDG-Accel China Capital II L.P. c/o IDG Capital Management (HK) Limited Unit 5505, The Centre 99 Queen’s Road Central, Hong Kong
Attention:	Quan Zhou
Facsimile:	+852 2529 1619
Email:	quan_zhou@idgvc.com

with a copy to (which copy shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP 30th Floor, China World Office 2 1 Jianguomenwai Avenue Beijing 100004, P.R. China
Attention:	Peter X. Huang
Facsimile:	+86 (10) 6535 5577
Email:	Peter.Huang@skadden.com

(b)	If to the Guaranteed Party:

MEMSIC, Inc. One Tech Drive, Suite 325 Andover, MA 01810 U.S.A.
Facsimile:	978-738-0196

with a copy to (which copy shall not constitute notice):

Foley Hoag LLP Seaport West 155 Seaport Boulevard Boston, MA 02210 United States of America
Attention:	Robert L. Birnbaum, Esq.
Facsimile:	617-832-7000
E-mail:	rlb@foleyhoag.com

10. CONTINUING GUARANTY. This Limited Guaranty shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all of the Guaranteed Obligations have been fully and indefeasibly performed. Notwithstanding the foregoing, this Limited Guaranty shall terminate and the Guarantor shall have no further obligations under this Limited Guaranty as of the earliest of: (i) the Effective Time and (ii) the date falling ninety (90) days from the date of the termination of the Merger Agreement in accordance with its terms if the Guaranteed Party has not presented a bona fide written claim for payment of any Guaranteed Obligation to the Guarantor by such date; provided, that, if the Guaranteed Party has presented such a bona fide written claim by such date, this Limited Guaranty shall terminate upon the date that such claim is finally satisfied or otherwise resolved by agreement of the parties hereto or pursuant to Section 11 (Governing Law; Jurisdiction) hereof; provided, further, that notwithstanding anything herein to the contrary, this Limited Guaranty shall be in full force and effect and shall be binding on the Guarantor and its successors and assigns in the event the Guaranteed Party shall have presented a bona fide written claim with respect to the Guarantor’s obligations under Section 1(a) herein for the payment of obligations of Parent to indemnify the Guaranteed Party in accordance with Section 6.07(f) of the Merger Agreement, without regard to the time at which such claim shall be asserted, until such obligations have been fully and indefeasibly performed. If any payment or payments made by Parent or Merger Sub or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver or any other person under any bankruptcy act, state or federal law, common law or equitable cause or for any other reason, then to the extent of such payment or payments, the Guaranteed Obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

11. NO RECOURSE. The Guarantor shall have no obligations under or in connection with this Limited Guaranty except as expressly provided by this Limited Guaranty. No liability shall attach to, and no recourse shall be had by the Guaranteed Party, any of its Affiliates subject to its control or any Person purporting to claim by or through any of them or for the benefit of any of them, under any theory of liability (including without limitation by attempting to pierce a corporate or other veil or by attempting to compel any party to enforce any actual or purported right that they may have against any Person) against any former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, members or Affiliates of the Guarantor, Merger Sub or Parent, or any former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, members or Affiliates of any of the foregoing (each a “Non-Recourse Party” and collectively the “Non-Recourse Parties,” which terms, for avoidance of doubt, shall exclude the Guarantor, Parent and Merger Sub) in any way under or in connection with this Limited Guaranty, the Merger Agreement, any other agreement or instrument executed or delivered in connection with this Limited Guaranty or the Merger Agreement or the transactions contemplated hereby or thereby, except for claims (i) against the Guarantor and its successors and assigns under this Limited Guaranty pursuant to the terms hereof, (ii) for the avoidance of doubt, against Parent and Merger Sub and their respective successors and assigns under the Merger Agreement, the Contribution Agreement and the Voting Agreement pursuant to the respective terms thereof, (iii) against the Guarantor and its successors and assigns under the Equity Commitment Letter, the Voting Agreement or the Contribution Agreement pursuant to the respective terms thereof, (iv) against any Non-Recourse Party under the Voting Agreement or the Contribution Agreement pursuant to the respective terms thereof, but only to the extent that such Non-Recourse Party is a party to the Voting Agreement or the Contribution Agreement, and (v) for fraud or willful misrepresentation. Notwithstanding the foregoing, nothing in this Limited Guaranty shall affect the Company’s remedies for any breach of the Confidentiality Agreement by any person subject thereto.

12. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

(a) This Limited Guaranty will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another jurisdiction to govern this Limited Guaranty. Each of the parties hereto irrevocably agrees that any dispute, controversy, claim or litigation with respect to this Limited Guaranty or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Limited Guaranty) and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations hereunder brought by the other party hereto or its successors or assigns (each a “Dispute”) shall be brought and determined exclusively in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any state or federal court in such county). Each of the parties hereto agrees that mailing of process or other papers in connection with any such Dispute in the manner provided in Section 9 or in such other manners as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Dispute for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Dispute relating to this Limited Guaranty in any court or tribunal other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Dispute with respect to this Limited Guaranty and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Limited Guaranty and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 12, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (x) the Dispute in such court is brought in an inconvenient forum, (y) the venue of such Dispute is improper or (z) this Guaranty, or the subject matter hereof, may not be enforced in or by such courts.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LIMITED GUARANTY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A DISPUTE, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(b).

13. COUNTERPARTS. This Limited Guaranty may be executed and delivered (including by facsimile transmission, including the delivery by e-mail of a manual signature in PDF or other electronic format) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

14. SEVERABILITY. The provisions of this Limited Guaranty shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Limited Guaranty or the application thereof to any Person or any circumstance is determined to be invalid, illegal, void or unenforceable, the remaining provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party; provided, however, that this Limited Guaranty may not be enforced against the Guarantor without giving effect to the Maximum Amount or the provisions set forth in Section 11 (No Recourse) hereof. Upon such determination that any provision or the application thereof is invalid, illegal, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Limited Guaranty so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent permitted by applicable Law.

15. NO THIRD PARTY BENEFICIARIES. This Limited Guaranty shall be binding upon and inure solely to the benefit of each party hereto and their successors and permitted assigns, and nothing in this Limited Guaranty, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the rights of the Non-Recourse Parties provided hereunder and the rights of the persons named in Section 6.07(f) of the Merger Agreement (which are intended to be for the benefit of the persons covered thereby and their successors, assigns, heirs, executors, administrators and personal representatives and may be enforced by such persons; provided, however, that prior to the Closing or the termination of this Limited Guaranty no consent of any such third-party beneficiary shall be required to amend, waive or otherwise modify any provision of this Limited Guaranty).

16. MISCELLANEOUS.

(a) This Limited Guaranty, together with the Merger Agreement (including any schedules and exhibits thereto), the Company Disclosure Letter, the Voting Agreement and the Financing Commitments, constitute the entire agreement with respect to the subject matter hereof and supersede any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Merger Sub and the Guarantor, on the one hand, and the Guaranteed Party, on the other hand. No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing.

(b) The descriptive headings contained in this Limited Guaranty are for reference purposes only and shall not affect in any way the meaning or interpretation of this Limited Guaranty.

(c) All parties acknowledge that each party and its counsel have reviewed this Limited Guaranty and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guaranty.

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IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guaranty to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

MEMSIC, INC.

By:	/s/ Yang ZHAO
Name:	Yang ZHAO
Title:	President & CEO

Limited Guaranty

Signature Page

IN WITNESS WHEREOF, the Guarantor has executed and delivered this Limited Guaranty as of the date first written above.

IDG-ACCEL CHINA CAPITAL II L.P.

By:	IDG-Accel China Capital II Associates L.P.,
its General Partner

By:	IDG-Accel China Capital GP II Associates Ltd.,
its General Partner

By:	Quan ZHOU
Name:	Quan ZHOU
Title:	Authorized Signatory

Limited Guaranty

Signature Page